EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, par value $0.0001 per share, of Limbach Holdings, Inc. dated as of March 23, 2020 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

/s/ Brian Pratt
Brian Pratt

/s/ Barbara Pratt
Barbara Pratt

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